As filed with the Securities and Exchange Commission on May 26, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cars.com Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-3693660
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

175 West Jackson Boulevard, Chicago, Illinois	60604
(Address of registrant’s principal executive offices)	(Zip Code)

Cars.com Inc.

Deferred Compensation Plan

James F. Rogers

Chief Legal Officer

Cars.com Inc.

175 West Jackson Boulevard, Suite 800

Chicago, Illinois

(Name and address of agent for service)

(312) 601-5000

(Telephone number, including area code, of agent for service)

Copy to:

John C. Partigan, Esq.

Nixon Peabody LLP

799 9th Street, N.W.

Washington, D.C. 20001

(202) 585-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $.01 per share	10,000	$23.33	$233,300	$27.04
Deferred Compensation Obligations	$250,000 (3)	100% (3)	$250,000 (3)	$28.98 (3)

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock that may become issuable under the Cars.com Inc. Omnibus Incentive Compensation Plan (the “Plan”) pursuant to the anti-dilution provisions of the Plan.
(2)	Estimated pursuant to Rule 457(h) and (c) solely for purposes of calculating the registration fee based on the average of the high and low prices of the common stock in the “when issued” trading market as reported on The New York Stock Exchange on May 24, 2017.
(3)	Represents unsecured obligations of Cars.com Inc. to pay deferred compensation in the future in accordance with the Cars.com Inc. Deferred Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to directors participating in the Cars.com Inc. Deferred Compensation Plan (the “Plan”), in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission, either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Cars.com Inc. (the “Company”) with the Commission, are incorporated in this registration statement by reference:

1.	Registration Statement on Form 10 (Commission File No. 001-37869) initially filed with the Commission on September 7, 2016, under the Exchange Act relating to the Common Stock of the Company, as amended by Amendment No. 1 filed on November 2, 2016, Amendment No. 2 filed on February 3, 2017, Amendment No. 3 filed on April 12, 2017, Amendment No. 4 filed on April 28, 2017 and Amendment No. 5 filed on May 5, 2017 (as amended, the “Form 10”);

2.	Current Reports on Form 8-K filed with the Commission on May 16, 2017 (with respect to Exhibit 99.1 only and May 16, 2017); and

3.	The description of the Company’s Common Stock contained in the Form 10.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

The Common Stock of the Company is registered under Section 12 of the Exchange Act.

This registration statement covers, among other things, $250,000 of Deferred Compensation Obligations (“Obligations”) to be offered to directors of the Company who are designated as eligible to participate in the Plan by the Company (“Participants”). The following is a summary of the Plan as it relates to the Obligations. The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Company, and rank pari passu with other unsecured and unsubordinated indebtedness of the Company outstanding from time to time.

The amount of compensation deferred by each Participant in the Plan is determined in accordance with the Plan based upon elections by each Participant. Obligations in an amount equal to each Participant’s deferral account under the Plan (consisting of compensation permitted to be deferred under the Plan, and any appreciation or depreciation in value thereon) will be payable in accordance with the Participant’s deferral election and the terms of the Plan in a lump-sum distribution or in installments. Hardship distributions are also permitted.

The Plan includes a special payout provision that applies if the Company experiences a change in control. Under this rule, Participants will receive their entire benefit in a lump sum payment within 45 days after the change in control, notwithstanding the Participant’s original payout election.

Participants may choose among a number of investment funds — including a Company stock fund, a TEGNA stock fund (although the TEGNA stock fund is closed to new investments), money market funds, bond funds and equity funds. Dividends payable on the Company stock fund will be automatically reinvested in common stock of the Company. The investment funds may be changed or others added as determined by the Plan administrator, the Benefit Plans Committee. However, any Participant’s compensation payable in restricted stock or restricted stock units deferred under the Plan and payable in Company stock will be invested in the Company stock fund, may not be reallocated to any of the other investment funds and must be settled in Company stock. Participants cannot increase their investment in the TEGNA stock fund and amounts deemed invested in the TEGNA stock fund must be settled in cash. Amounts deferred under the Plan that do not represent deferred Participants’ compensation payable in restricted stock or restricted stock units invested in the Company stock fund are payable in cash or kind in the Company’s discretion.

The benefits payable under the Plan to a Participant will not revert to the Company or be subject to the Company’s creditors prior to the Company’s insolvency or bankruptcy, nor, except pursuant to will or the laws of descent and distribution, will they be subject in any way to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind by the Participant, the Participant’s beneficiary or the creditors of either, including such liability as may arise from the Participant’s bankruptcy.

The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall, without the consent of a Participant, adversely affect such Participant’s interest in the Plan, i.e., the Participant’s benefit accrued to the effective date of the amendment or termination. The Obligations are not convertible into any other security of the Company except that amounts deferred under the Plan as to which the Participant has elected the Company stock fund may be distributed in shares of Company common stock. The right of any Participant to receive future payments under the provisions of the Plan shall be a contractual obligation of the Company, but shall be subject to the claims of the creditors of the Company in the event of the Company’s insolvency or bankruptcy. Plan assets may, in the Company’s discretion, be placed in a trust but will nevertheless continue to be subject to the claims of the Company’s creditors in the event of the Company’s insolvency or bankruptcy as provided in the trust agreement. In any event, the Plan is intended to be unfunded under Title I of the Employee Retirement Income Security Act of 1974, as amended.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Company’s amended and restated certificate of incorporation includes such an exculpation provision. The Company’s amended and restated certificate of incorporation and bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Company, or for serving at the Company’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Company’s amended and restated certificate of incorporation and bylaws also provide that the Company must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. The Company’s amended and restated certificate of incorporation expressly authorizes the Company to carry directors’ and officers’ liability insurance to protect the Company, its directors, officers and certain employees against some liabilities, and the Company has purchased such insurance.

The limitation of liability and indemnification provisions in the Company’s amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation being brought against the Company’s directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. However, these provisions will not limit or eliminate the Company’s rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, the Company may be adversely affected to the extent that, in a class action or direct suit, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit No.	Description

4.1	Form of Amended and Restated Certificate of Incorporation of Cars.com Inc. (incorporated by reference to Exhibit 3.1 of Amendment No. 4 to the Company’s Form 10 filed on April 28, 2017, File No. 001-37869).

4.2	Form of Amended and Restated Bylaws of Cars.com Inc. (incorporated by reference to Exhibit 3.2 of Amendment No. 4 to the Company’s Form 10 filed on April 28, 2017, File No. 001-37869).

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	Power of Attorney of directors and officers of Cars.com Inc. (included on signature page hereto).

99.1	Form of Cars.com Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 10.5 of Amendment No. 4 to the Company’s Form 10 filed on April 28, 2017, File No. 001-37869).

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act of 1933, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on May 26, 2017.

CARS.COM INC.

By:	/s/ Becky A. Sheehan
Becky A. Sheehan, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints T. Alex Vetter, Becky A. Sheehan, and James F. Rogers, and each of them, his or her true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 26th day of May, 2017.

Signature	Title

/s/ T. Alex Vetter	President, Chief Executive Officer and Director
T. Alex Vetter	(Principal Executive Officer)

/s/ Becky A. Sheehan	Chief Financial Officer
Becky A. Sheehan	(Principal Financial Officer)
(Principal Accounting Officer)

/s/ Donald A. McGovern, Jr.	Director
Donald A. McGovern, Jr.

/s/ Todd A. Mayman	Director
Todd A. Mayman

/s/ Gracia C. Martore	Director
Gracia C. Martore

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Form of Amended and Restated Certificate of Incorporation of Cars.com Inc. (incorporated by reference to Exhibit 3.1 of Amendment No. 4 to the Company’s Form 10 filed on April 28, 2017, File No. 001-37869).

4.2	Form of Amended and Restated Bylaws of Cars.com Inc. (incorporated by reference to Exhibit 3.2 of Amendment No. 4 to the Company’s Form 10 filed on April 28, 2017, File No. 001-37869).

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	Power of Attorney of directors and officers of Cars.com Inc. (included on signature pages hereto).

99.1	Form of Cars.com Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 10.5 of Amendment No 4 to the Company’s Form 10 filed on April 28, 2017, File No. 001-37869).